EXHIBIT 99.1

                     FIBERSTARS REVISES 4TH QUARTER RESULTS

FREMONT, Calif., March 15 /PRNewswire-FirstCall/ -- Fiberstars, Inc. (Nasdaq: FBST) today announced a change in its results for the fourth quarter and year ended 2004.

The fourth quarter net loss was $341,000 ($0.05 per diluted share), vs. a profit of $110,000 ($0.10 per diluted share) in the same period a year ago. Revenue in the fourth quarter of 2004 was $7,840,000, 6% over revenue of $7,418,000 in the fourth quarter a year ago.

For the year 2004, the Company had a net loss of $704,000 ($0.10 per diluted share) vs. a loss of $608,000 ($0.10 per diluted share) during the year 2003. Revenue in 2004 was $29,731,000, an increase of 9% over $27,238,000 in 2003.

In its prior announcement of February 23, 2005, Fiberstars had reported a net loss of $213,000 ($0.03 per diluted share) for the fourth quarter and a loss of $577,000 ($0.08 per diluted share) for the year 2004. Both amounts were adjusted to reflect a non-cash charge of $120,000 for a change in accounting for options granted to one of its directors, Jeff Brite, for work he is performing which we anticipate will expand the market for Fiberstars' EFO product for use by lighting designers and for use in commercial buildings. In the prior earnings release the options had been valued under the intrinsic method, and are now re-valued under the fair value method.

About Fiberstars

Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 40 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding anticipated benefits from expansion plans involving EFO(R), including anticipated benefits from Mr. Brites' work which toward the expected expansion of the market for Fiberstars' EFO product for use by lighting

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designers and for use in commercial buildings. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.


SOURCE  Fiberstars, Inc.
    -0-                             03/15/2005
    /CONTACT: David Ruckert or Bob Connors, CFO, both of Fiberstars, Inc., +1-510-490-0719/
    /Web site:  http://www.fiberstars.com /